UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

SAGENT TECHNOLOGY, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

786693 10 1

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

☐            Rule 13d-1(b)

☒            Rule 13d-1(c)

☐            Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 14 pages

CUSIP No. 786693 10 1	Page 2 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons El Dorado Ventures III, L.P.

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power 770,670

(6) Shared Voting Power -0-

(7) Sole Dispositive Power 770,670

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 770,670

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 1.7%

(12)	Type Of Reporting Person PN

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 3 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons El Dorado Technology IV, L.P.

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power 19,655

(6) Shared Voting Power -0-

(7) Sole Dispositive Power 19,655

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 19,655

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 0.04%

(12)	Type Of Reporting Person PN

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 4 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons El Dorado Ventures IV, L.P.

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power 116,272

(6) Shared Voting Power -0-

(7) Sole Dispositive Power 116,272

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 116,272

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 0.3%

(12)	Type Of Reporting Person PN

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 5 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons El Dorado Technology ‘98, L.P.

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power 1,563

(6) Shared Voting Power -0-

(7) Sole Dispositive Power 1,563

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 1,563

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 0.00%

(12)	Type Of Reporting Person PN

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 6 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons El Dorado Venture Partners III, L.P.

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power 790,325

(6) Shared Voting Power -0-

(7) Sole Dispositive Power 790,325

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 790,325

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 1.74%

(12)	Type Of Reporting Person CO

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 7 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons El Dorado Venture Partners IV, LLC

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power 117,835

(6) Shared Voting Power -0-

(7) Sole Dispositive Power 117,835

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 117,835

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 0.3%

(12)	Type Of Reporting Person CO

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 8 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Thomas Peterson

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power 908,160

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power 908,160

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 908,160

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 2%

(12)	Type Of Reporting Person IN

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 9 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Gary W. Kalbach

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power 908,160

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power 908,160

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 908,160

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 2%

(12)	Type Of Reporting Person IN

SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 786693 10 1	Page 10 of 14 pages

(1)	Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons Shanda Bahles

(2)	Check The Appropriate Box If A Member Of A Group (a) ☐ (b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power 908,160

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power 908,160

(9)	Aggregate Amount Beneficially Owned By Each Reporting Person 908,160

(10)	Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

(11)	Percent Of Class Represented By Amount In Row (11) 2%

(12)	Type Of Reporting Person IN

SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

(a)           Name of Issuer: Sagent Technology, Inc. (“Issuer”)

(b)           Address of Issuer’s Principal Executive Offices:

800 W. El Camino Real, Suite 300

Mountain View, CA 94040

ITEM 2.

(a)           Name of Person Filing:

El Dorado Ventures III, L.P. (“EDV III”) El Dorado Technology IV, L.P. (“EDT IV”) El Dorado Venture Partners III, L.P. (“EDVP III”) El Dorado Ventures IV, L.P. (“EDV IV”) El Dorado Technology ‘98, L.P. (“EDT’98”) El Dorado Venture Partners IV, LLC (“EDVP IV”) Thomas Peterson (“TP”) Gary W. Kalbach (“GWK”) Shanda Bahles (“SB”)

(b)           Address of Principal Business Office:

2884 Sand Hill Road, Ste. 121

Menlo Park, CA 94025

(c)           Citizenship/Place of Organization:

Entities:	EDV III - California EDT IV - California EDVP III - California EDV IV - California EDT’98 - California EDVP IV — California

Individuals:	Thomas Peterson - United States Gary W. Kalbach - United States Shanda Bahles - United States

(d)           Title of Class of Securities:         Common Stock

(e)           CUSIP Number:          786693 10 1

ITEM 3.  NOT APPLICABLE.

Page 11 of 14 pages

ITEM 4.  OWNERSHIP.

	El Dorado Ventures III, L.P.	El Dorado Technology IV, L.P.	El Dorado Venture Partners III, L.P.	El Dorado Ventures IV, L.P.	El Dorado Technology ‘98, L.P.
(a) Beneficial Ownership	770,670	19,655	790,325	116,272	1,563
(b) Percentage of Class	1.7%	0.04%	1.74%	0.3%	0.00%
(c) Sole Voting Power	770,670	19,655	790,325	116,272	1,563
Shared Voting Power	-0-	-0-	-0-	-0-	-0-
Sole Dispositive Power	770,670	19,655	790,325	116,272	1,563
Shared Dispositive Power	-0-	-0-	-0-	-0-	-0-

	El Dorado Venture
	Partners IV, LLC	Thomas Peterson	Gary W. Kalbach	Shanda Bahles
(a) Beneficial Ownership	117,835	908,160	908,160	908,160
(b) Percentage of Class	0.3%	2%	2%	2%
(c) Sole Voting Power	117,835	-0-	-0-	-0-
Shared Voting Power	-0-	908,160	908,160	908,160
Sole Dispositive Power	117,835	-0-	-0-	-0-
Shared Dispositive Power	-0-	908,160	908,160	908,160

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following:

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or

Page 12 of 14 pages

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:         February 14, 2002

EL DORADO VENTURES III, L.P.		EL DORADO TECHNOLOGY ‘98, L.P.

By:	El Dorado Venture Partners III, L.P. its general partner	By:	El Dorado Venture Partners IV, LLC its general partner

By:	/s/ Gary W. Kalbach	By:	/s/ Gary W. Kalbach

	Managing Member		Managing Member

EL DORADO C & L FUND, L.P.		EL DORADO VENTURE PARTNERS IV, LLC

By:	El Dorado Venture Partners III, L.P	By:	/s/ Gary W. Kalbach
its general partner
Managing Member

By:	/s/ Gary W. Kalbach

Managing Member

/s/ Thomas Peterson
EL DORADO TECHNOLOGY IV, L.P.
THOMAS PETERSON
By:	El Dorado Venture Partners III, L.P its general partner

/s/ Gary W. Kalbach
By:	/s/ Gary W. Kalbach
GARY W. KALBACH
Managing Member

EL DORADO VENTURE PARTNERS III, L.P.

/s/ Shanda Bahles
By:	/s/ Gary W. Kalbach
SHANDA BAHLES
Managing Member

EL DORADO VENTURES IV, L.P.

By:	El Dorado Venture Partners IV, LLC its general partner

By:	/s/ Gary W. Kalbach

Managing Member

Page 13 of 14 pages

Exhibit A

AGREEMENT OF JOINT FILING

We, the  undersigned,  hereby  express our agreement  that the attached Schedule 13G is filed on behalf of us.

Date: February 14, 2002

EL DORADO VENTURES III, L.P.		EL DORADO TECHNOLOGY ‘98, L.P.

By:	El Dorado Venture Partners III, L.P. its general partner	By:	El Dorado Venture Partners IV, LLC its general partner

By:	/s/ Thomas H. Peterson	By:	/s/ Thomas H. Peterson

	Managing Member		Managing Member

EL DORADO TECHNOLOGY IV, L.P.		EL DORADO VENTURE PARTNERS IV, LLC

By:	El Dorado Venture Partners III, L.P. its general partner	By:	/s/ Thomas H. Peterson
Managing Member

By:	/s/ Thomas H. Peterson

	Managing Member		/s/ Thomas H. Peterson

EL DORADO VENTURE PARTNERS III, L.P.			THOMAS PETERSON

By:	/s/ Thomas H. Peterson
/s/ Gary W. Kalbach
Managing Member
GARY W. KALBACH
EL DORADO VENTURES IV, L.P.

By:	El Dorado Venture Partners IV, LLC its general partner		/s/ Shanda Bahles
SHANDA BAHLES

By:	/s/ Thomas H. Peterson

Managing Member

Page 14 of 14 pages